EXHIBIT 10(a)
                                                                   -------------

                       SETTLEMENT AND CONSULTING AGREEMENT
                       -----------------------------------


         THIS AGREEMENT, dated the 9th day of May, 2003, by and between HARSCO CORPORATION (hereinafter referred to as "Harsco") and Paul C. Coppock (hereinafter referred to as "Employee").

                                    Recitals

         Employee has been employed by Harsco as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. Employee now desires to resign his employment and the parties desire to establish a consulting arrangement to facilitate the transition of responsibilities, and to set forth herein certain terms and conditions of such resignation.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties agree as follows:

         1. RESIGNATION OF EMPLOYMENT. Effective on the date hereof, Employee agrees to resign his employment with Harsco. Effective on the date hereof, Employee also hereby resigns as a director and/or officer of any other subsidiary, or related or affiliated company of Harsco. Harsco and Employee will also execute the attached Consulting Agreement effective May 9, 2003.

         2. PAYMENTS TO EMPLOYEE. Employee acknowledges the receipt from Harsco of all salary earned and accrued through the date hereof, and payment of accrued but unused vacation. In addition, in consideration of Employee's execution of this Agreement and the Full and Final General Release referred to in Section 9 hereof, Harsco shall (a) on the date this Agreement becomes effective pay Employee the amount of $125,000;(b) subject to the approval of the Management Development & Compensation Committee of the Harsco Board of Directors, make Employee eligible to participate in the Harsco Executive Incentive Compensation Plan for the period ending December 31, 2003, on a pro-rated basis for completed months of service during the 2003 Plan Year which would be four (4) months, in accordance with the terms of the Plan based upon the same level of goal attainment that is applied to all other Harsco Corporate officers with any such incentive compensation that may be awarded at the sole discretion of Harsco's Board of Directors payable to Employee at the same time as other participating employees; and (c) on the date this Agreement becomes effective, transfer title to the company vehicle currently in Employee's possession to Employee. Employee shall maintain full responsibility for such vehicle upon transfer. All amounts payable under this Section will be subject to any applicable local, state and federal tax withholding obligations. Employee agrees to indemnify and hold Harsco harmless from liability for tax payments, required tax withholdings, penalties, additions to tax and/or interest which may result from payments or transfers made under this Agreement and that except for any consulting fees that may be earned under the attached Consulting Agreement, Harsco shall not be required to pay any further sums to Employee for any reason as part of this settlement even if the tax liabilities and consequences to Employee are ultimately assessed in a fashion not presently anticipated by Employee.

         3. ACKNOWLEDGMENT. Harsco and Employee acknowledge the following:

                  (a) Employee has vested participation in the Harsco Employees Pension Plan and the Harsco Corporation Savings Plan and may make appropriate election for distribution or payment of benefits from those qualified Plans according to their respective provisions. Employee also has vested participation in the Harsco Corporation Supplemental Retirement Benefit Plan, and will receive a distribution of benefits in accordance with the terms of such Plan. It is Employee's current intention to begin receiving pension payments at age 55 in accordance with the terms of these Plans;

                  (b) Employee has the right to exercise any stock options within a three (3) month period following the date hereof, provided that the vesting requirement for any such options were satisfied prior to the date hereof;

                  (c) Harsco-provided group health insurance, group term life insurance and accidental death and dismemberment insurance, if any, shall cease in accordance with the provisions of such plans, and Employee intends to continue the group health insurance coverage at Employee's cost in accordance with COBRA immediately upon termination; and

                  (d) Harsco-provided long and short term disability coverage shall cease on the date hereof.

         4. OTHER BENEFITS. Employee agrees that the payments provided for in
Section 2 above and any benefits as described in Section 3 above include and are substantially in excess of any and all benefit payments payable under Harsco's employee benefit plans and policies including, without limitation, the Harsco Corporation Employment and Benefits Upon Termination Plan, and Employee waives and forever discharges Harsco and any of its affiliates from any liability to pay any additional salary continuation pay, termination pay, commission, bonus, or other benefit which otherwise may have been payable to Employee as a result of Employee's employment with Harsco or Employee's termination of employment under benefit plans or policies of Harsco in effect on the date hereof, it being the intention of the parties hereto to convert and merge all such rights into this Agreement.

         5. NONCOMPETITION. In consideration of the payments provided to Employee in this Agreement, Employee agrees that for a period of twenty-four
(24) months from the date hereof Employee shall not, directly or indirectly:

                  (a) for Employee or on behalf of any other person, persons, partnership, corporation, or other entity, directly or indirectly solicit, divert or attempt to solicit or divert, any customer of Harsco; or

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

                  (b) render services to, become employed by, own, or have a financial or other interest in (either as an individual, partner, joint venturer, owner, manager, stockholder, employee, partner, officer, director, independent contractor, or other such role) any business which is engaged in a same, similar or competitive business as Harsco.

                  Employee acknowledges that he has received fair and adequate consideration for the covenants contained in this Section. Employee agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this Agreement. Employee acknowledges that in the event of a breach by him of the provisions of this Section, Harsco would have no adequate remedy at law and would suffer substantial and irreparable damages. Accordingly, Employee hereby agrees that in such event, Harsco shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all with out prejudice to any and all other remedies which Harsco may have at law or in equity and which Harsco may elect or invoke.

         6. NON-SOLICITATION OF HARSCO EMPLOYEES. Employee agrees that for a period of one (1) year after the date hereof, Employee will not participate in recruiting any Harsco employees or in the solicitation of any Harsco employees; and Employee will not communicate to any other person or entity, about the nature, quality or quantity of work, or any special knowledge or personal characteristics of any person employed by Harsco. Should Employee wish to discuss possible employment with any then-current Harsco employee during the one year period set forth above, Employee may request permission to do so from the Chief Executive Officer who may in his discretion grant a written exception to the no solicitation agreement set forth above, provided, however, Employee agrees that Employee will not discuss any such employment possibility with such employees prior to securing Harsco's permission. Should Harsco decline to grant such permission, Employee agrees that Employee will not at any time, either during or after the non-solicitation period set forth above, advise the employee concerned that the employee was the subject of a request under this paragraph or that Harsco refused to grant Employee the right to discuss an employment possibility with the employee.

         7. FURTHER COVENANTS BY EMPLOYEE. As further conditions to Harsco's performance of this Agreement, Employee agrees: (a) not to make any public statement or statements to the press concerning Harsco, its business objectives, its management practices, or other sensitive information without first receiving Harsco's written approval; (b) that Employee will not disclose to any person or use for Employee's own benefit any confidential or proprietary information concerning the customers, suppliers, price lists, catalogs, products, operations, sales techniques or other business related information of Harsco; and (c) that Employee shall take no action which would cause Harsco or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Harsco's or any such person's being held in disrepute by the general public or Harsco's employees, clients, or customers.

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

         8. WAIVER OF CLAIMS. Employee, for Employee, and for Employee's attorneys, heirs, executors, administrators, personal representatives, successors and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim of any and every nature whatsoever against Harsco, and its past and present parents, subsidiaries and divisions, its related or affiliated companies, their predecessors, successors, assigns past and present, and partners, officers, directors, agents, representatives, attorneys, employees or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as "Harsco"), for any action or cause of action, loss, expense or any damages of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date hereof, including without limitation any claims arising or in any way resulting from or relating to Employee's employment with Harsco or the termination thereof (but excepting the benefits acknowledged in Section 3 to be due.) Without limitation of the foregoing, Employee specifically waives any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Pennsylvania Human Relations Act, all as amended, or any other federal, state, or local law which forbids discrimination on the basis of age, sex, sexual orientation, race, color, national origin, religion or disability, or any other claim at common law. Employee warrants and represents with the understanding that such warranty and representation is material to this transaction, that no person or entity has asserted with any federal, state or local judicial, or administrative agency or body any claim of any kind or character based on or arising out of or alleged to be suffered in or as a consequence of Employee's employment with Harsco, its termination, or Employee's contacts and relationships with Harsco or any party against whom claims are waived pursuant to this Agreement. Further, Employee represents and agrees, with the understanding that such representation and agreement is material to this transaction, that Employee will not assert, in any manner or by any means, any such claim before any federal, state or local judicial or administrative agency or body. In the event any such claim is asserted in the future by Employee, or any person or entity authorized by Employee to do so, Employee agrees that this Agreement and the Full and Final General Release which Employee has signed contemporaneously herewith shall act as a total and complete bar to Employee's re-employment or to recovery of any sum or amount whatsoever from Harsco, whether labeled "award, liability, damages, judgment, backpay, wages, or fine" or otherwise resulting directly or indirectly from any lawsuit, remedy, charge, or complaint whether brought privately by Employee or by anyone else, including any federal, state, or local agency, whether or not on Employee's behalf or at Employee's request.

         9. FULL AND FINAL GENERAL RELEASE. Employee agrees that Employee will execute the document attached to this Agreement as Exhibit A entitled Full and Final General Release at the time this Agreement is signed. The parties agree that in the event said Release is not executed at said time, this Agreement shall be null and void and of no binding effect on either party.

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

         10. DEVELOPMENTS. Employee agrees that all ideas, inventions, trade secrets, know how, documents and data ("Developments") developed either during, in connection with, or pursuant to Employee's employment with Harsco, shall remain and become the exclusive property of Harsco. Employee agrees to provide all reasonable assistance to Harsco in perfecting and maintaining its rights to the Developments. Harsco shall have the right to use the Developments for any purpose without any additional compensation to Employee.

         11. RE-EMPLOYMENT. Employee agrees that the employment relationship with Harsco has been permanently and irrevocably severed and that Harsco has no obligation, contractual or other to rehire, reemploy or hire Employee in the future.

         12. NO REPRESENTATIONS OF FACT OR OPINION. Employee agrees and admits that no representation of fact or opinion has been made by either party or any representative thereof, either jointly or individually, to induce this Settlement Agreement or the Full and Final General Release attached hereto and Employee hereby agrees that Harsco does not admit any wrongdoing or liability of any sort and that Harsco has made no representation as to any wrongdoing or liability of any sort and that this Agreement is executed as a compromise to avoid the possible expense of litigation and to terminate all controversy and/or claims by Employee.

         13. REMEDIES. Employee agrees that in the event Harsco breaches any of the provisions of this Agreement, Employee's sole remedy for such breach shall be the enforcement of the terms of this Agreement.

         14. GOVERNING LAW. This Agreement and the attached Release shall be governed by the laws of the Commonwealth of Pennsylvania, and they constitute the entire and exclusive agreement between the parties hereto with respect to the termination of Employee's employment and any rights and duties owed by Harsco to Employee and they shall supersede all previous or contemporaneous negotiations, commitments, statements, and writings.

         15. NON-INTERFERENCE. Employee states and admits that Harsco has taken no action interfering with any right which Employee has to file any charge, suit, claim or other process with any federal, state, or local judicial or administrative agency or body regarding Employee's employment or the termination thereof or any right to contact or seek the guidance or intervention of any such agency.

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

         16. ACKNOWLEDGMENT BY EMPLOYEE. EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS CAREFULLY READ THE WITHIN AND FOREGOING "SETTLEMENT AND CONSULTING AGREEMENT" AND THE "FULL AND FINAL GENERAL RELEASE" EXECUTED SIMULTANEOUSLY HEREWITH, THAT EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED BY HARSCO TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS "SETTLEMENT AND CONSULTING AGREEMENT" AND THE "FULL AND FINAL GENERAL RELEASE," THAT EMPLOYEE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT EMPLOYEE EXECUTES THE SAME AS EMPLOYEE'S OWN FREE ACT AND DEED. EMPLOYEE FURTHER REPRESENTS AND AGREES THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND FINAL AND BINDING EFFECT OF THIS AGREEMENT AND THE FULL AND FINAL GENERAL RELEASE ATTACHED HERETO TO BE A FULL AND FINAL RELEASE OF ALL CLAIMS WITH FINAL AND BINDING EFFECT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT PRIOR TO EMPLOYEE'S EXECUTION THEREOF. FURTHERMORE, IT IS AGREED THAT EMPLOYEE SHALL HAVE THE RIGHT TO REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO HARSCO WITHIN THE SEVEN (7) DAY PERIOD FOLLOWING ITS EXECUTION, AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SUCH SEVEN-DAY PERIOD HAS EXPIRED. IN THE EVENT THIS AGREEMENT IS REVOKED BY EMPLOYEE IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION, OR IN THE EVENT THAT EMPLOYEE CHALLENGES THE VALIDITY OF ANY OF THE PROVISIONS HEREOF (INCLUDING THE WAIVER OF CLAIMS) OR THE FULL AND FINAL GENERAL RELEASE ATTACHED HERETO, EMPLOYEE AGREES TO RETURN TO HARSCO ALL CONSIDERATIONS AND BENEFITS PROVIDED BY HARSCO TO WHICH EMPLOYEE WOULD NOT BE ENTITLED ABSENT THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.


                          HARSCO CORPORATION


                          By: /s/ Derek C. Hathaway
                              -----------------------------

                          Title: Chairman, President and Chief Executive Officer
                                 -----------------------------------------------

                              /s/ Paul C. Coppock
                              -----------------------------
                              Paul C. Coppock

                                                                       EXHIBIT A
                                                                       ---------

                         FULL AND FINAL GENERAL RELEASE
                         ------------------------------


         FOR AND IN CONSIDERATION of the SUM OF ONE DOLLAR AND OTHER VALUABLE CONSIDERATION provided for under the Settlement And Consulting Agreement dated contemporaneously herewith and incorporated by reference herein (the "Agreement"), the receipt and sufficiency of which is hereby acknowledged, Paul
C. Coppock (hereinafter "Employee") for Employee, Employee's attorneys, Employee's heirs, executors, administrators, successors, and assigns, does hereby fully, finally and forever release and discharge Harsco Corporation, and its past and present parents, subsidiaries and divisions, its related or affiliated companies, their predecessors, successors, assigns past and present, and partners, officers, directors, agents, representatives, attorneys, employees or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as "Harsco"), of and from all claims, demands, actions, causes of action, suits, damages, losses, expenses, and controversies of any and every nature whatsoever arising from the beginning of time until the date of this Release, including without limitation those claims arising from or relating in any way to Employee's employment and the termination of Employee's employment with Harsco. Without limitation of the foregoing, Employee specifically releases Harsco from any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Pennsylvania Human Relations Act, all as amended, or any other federal, state or local law which forbids discrimination on the basis of age, sex, sexual orientation, race, color, national origin, religion or disability, or any other claim at common law. This Full and Final General Release shall not release either Employee or Harsco from their respective obligations to each other under the Agreement.

         EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS FULL AND FINAL GENERAL RELEASE, UNDERSTANDS IT AND IS KNOWINGLY AND VOLUNTARILY ENTERING INTO IT.

         IN WITNESS WHEREOF, the undersigned has hereunto set Employee's hand as of the day and year first set forth above.



Witness:  /s/ Gerald Vinci                     /s/ Paul C. Coppock
         ----------------------------         ---------------------------
                                              Paul C. Coppock

                              CONSULTING AGREEMENT


         THIS AGREEMENT, dated the 9th day of May, 2003, is by and between HARSCO CORPORATION (hereinafter referred to as the "Company") and Paul C. Coppock (hereinafter referred to as "Consultant").

         The parties agree as follows:

         1. CONSULTING SERVICES. Consultant's duties hereunder shall include advisory assistance services relating to the business of Harsco Corporation, Consultant's knowledge of the business and functions that he performed while employed. Consultant's specific duties and the extent of any services required hereunder shall be determined by the Company and shall be pursuant to a schedule mutually satisfactory to both Consultant and the Company.

         2. CONSULTING FEES. Consultant agrees to provide consulting services of up to forty (40) hours per calendar month upon the Company's request. There shall be no charge to the Company for the first eight (8) hours of Consultant's services each calendar month. Such hours shall not cumulate month to month. The Company shall pay Consultant the rate of $125 per hour after the first eight (8) hours of services per calendar month.

         3. EXPENSES. In addition to the payment of consulting fees pursuant to
Section 2 above, Consultant shall be reimbursed by the Company for reasonable business travel expenses incurred in connection with the performance of services hereunder, provided that prior written approval by the Company for such expenses was obtained, and appropriate receipts are presented to the Company.

         4. TERM AND TERMINATION. The term of this Agreement shall commence on the date hereof and shall remain in effect for a period of six (6) months. Notwithstanding the foregoing, this Agreement shall terminate upon the death or disability of Consultant, and the Company may terminate this Agreement with "cause" upon written notice to Consultant. As used in this Agreement, the term "cause" shall include but not be limited to Consultant's unreasonable refusal to perform the duties reasonably assigned to him under this Agreement. Upon termination of this Agreement for any reason, Consultant shall be paid for all consulting fees earned prior to termination.

         5. RELATIONSHIP. In performing his obligations hereunder, Consultant acknowledges and agrees that he is an independent contractor and not an agent or employee of the Company. Consultant further acknowledges and agrees that he is responsible for his own estimated and self-employment taxes, and that he shall be treated as an independent contractor for all purposes, including but not limited to federal and state taxation, withholding taxes, unemployment insurance, and workers' compensation and disability insurance. Consultant understands that as an independent contractor he is not entitled to participate in any employee benefit plans or programs of the Company. Consultant agrees to indemnify, defend and hold harmless the Company from and against any and all claims, losses, damages, expenses, suits or actions whatsoever, brought on account of or in connection with any property damages or personal injuries, including claims for accidental and wrongful death, which may arise or result from, on account of or in connection with the operations or work performed by Consultant hereunder.

         6. DEVELOPMENTS. Consultant agrees that all ideas, inventions, trade secrets, know how, documents and data ("Developments") developed pursuant to Consultant's services provided pursuant to this Agreement shall remain and become the exclusive property of the Company. Consultant agrees to provide all reasonable assistance to the Company in perfecting and maintaining its rights to the Developments. The Company shall have the right to use the Developments for any purpose without any additional compensation to Consultant.

         7. HARSCO CODE OF CONDUCT. A copy of Harsco Corporation's Code of Conduct dated February, 1999 (the "Code") is attached hereto and incorporated herein by reference. Consultant acknowledges receipt thereof and expressly agrees to conform to the requirements set forth in the Code.

         8. GENERAL PROVISIONS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that this Agreement is personal to Consultant and neither this Agreement nor Consultant's rights hereunder may be assigned by him. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.


                          HARSCO CORPORATION


                          By:  /s/ Derek C. Hathaway
                              ------------------------------------

                          Title: Chairman, President and Chief Executive Officer
                                 -----------------------------------------------

                               /s/ Paul C. Coppock
                              ------------------------------------
                              Paul C. Coppock